SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                              (Amendment No._____)*

                           Exchange Applications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     300867
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 9, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |X| Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       InSight Venture Associates II, LLC
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             581,977
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       581,977
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       InSight Venture Associates, LLC
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             2,975,806
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       2,975,806
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       InSight Venture Partners I, L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            1,209,054
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             3,557,783
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             1,209,054
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       3,557,783
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Insight Capital Partners II, L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            520,779
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             3,557,783
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             520,779
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       3,557,783
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       InSight Capital Partners (Cayman) II, L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            61,198
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             3,557,783
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             61,198
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       3,557,783
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Wexford InSight LLC
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Wexford Insight LLC is organized under the laws of the State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            1,766,752
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             3,557,783
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             1,766,752
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       3,557,783
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ramanan Raghavendran
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             581,977
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       581,977
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jeffrey Horing
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             3,557,783
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       3,557,783
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Peter Sobiloff
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             581,977
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       581,977
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jerry Murdoch
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             3,557,783
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       3,557,783
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Joseph Jacobs
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             1,766,752
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       1,766,752
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Charles Davidson
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             1,766,752
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       1,766,752
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 300867
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Wexford Management, LLC
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Wexford Management, LLC. is organized under the laws of the State of Connecticut
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             1,766,752
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       1,766,752
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,557,783
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       36.58%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

      (a) Exchange Applications, Inc.

      (b) 89 South Street, Boston, MA 02111

Item 2.

      (a) InSight Venture Associates, LLC

      (b) 122 East 42nd Street, New York, NY 10168

      (c) Delaware

      (d) Common Stock

      (e) 300867

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or ss.ss.240.13d-2(b) or (c), check whether the person filing is a:

      N/A

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   0

            (ii)  2,975,806

            (iii) 0

            (iv)  2,975,806

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

Item 5. Ownership of Five Percent or Less of a Class

      N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

      N/A.

Item 8. Identification and Classification of Members of the Group

      InSight Venture Associates, LLC is the general partner of InSight Venture Partners I, L.P. InSight Venture Associates II, LLC is the General Partner of InSight Capital Partners II, L.P. and InSight Capital Partners (Cayman) II, L.P. Wexford Management LLC is the managing member of Wexford InSight LLC. InSight Venture Associates, LLC also controls the voting of the shares held by Wexford InSight LLC by virtue of a consulting agreement between InSight Venture Management Inc. and Wexford InSight LLC. Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of InSight Venture Associates II, LLC. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC.

Item 9. Notice of Dissolution of Group

      N/A

Item 10. Certification

      N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       /s/ Jeffrey Horing
                                       -----------------------------------------
                                       Name: Jeffrey Horing
                                       Title: Managing Member


                                       Date: February 11, 1999

InSight Venture Partners I, L.P.

Item 2.

      (a) InSight Venture Partners I, L.P.

      (b) 122 East 42nd Street, New York, NY 10168

      (c) Delaware

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   1,209,054

            (ii)  3,557,783

            (iii) 1,209,054

            (iv)  3,557,783

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       /s/ Jeffrey Horing
                                       -----------------------------------------
                                       Name: Jeffrey Horing
                                       Title: Managing Member, InSight Venture
                                              Associates, LLC its General
                                              Partner


                                       Date:  February 11, 1999

InSight Capital Partners II, L.P.

Item 2.

      (a) InSight Capital Partners II, L.P.

      (b) 122 East 42nd Street, New York, NY 10168

      (c) Delaware

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   520,779

            (ii)  3,557,783

            (iii) 520,779

            (iv)  3,557,783

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       /s/ Ramanan Raghavendran
                                       -----------------------------------------
                                       Name: Ramanan Raghavendran
                                       Title: Managing Member, InSight Venture
                                              Associates II, LLC its General
                                              Partner


                                       Date:  February 11, 1999

InSight Capital Partners (Cayman) II, L.P.

Item 2.

      (a) InSight Capital Partners (Cayman) II, L.P.

      (b) 122 East 42nd Street, New York, NY 10168

      (c) Delaware

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   61,198

            (ii)  3,557,783

            (iii) 61,198

            (iv)  3,557,783

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       /s/ Ramanan Raghavendran
                                       -----------------------------------------
                                       Name: Ramanan Raghavendran
                                       Title: Managing Member, InSight Venture
                                              Associates II, LLC its General
                                              Partner


                                       Date:  February 11, 1999

Wexford InSight LLC

Item 2.

      (a) Wexford InSight LLC

      (b) 411 West Putnam Avenue, Suite 125, Greenwich, CT 06830

      (c) Delaware

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   1,766,752

            (ii)  3,557,783

            (iii) 1,766,752

            (iv)  3,557,783

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       /s/ Arthur Amron
                                       -----------------------------------------
                                       Name: Arthur Amron
                                       Title: Senior Vice President

                                       Date:  February 11, 1999

Wexford Management LLC

Item 2.

      (a) Wexford Management LLC

      (b) 411 West Putnam Avenue, Suite 125, Greenwich, CT 06830

      (c) Connecticut

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   0

            (ii)  1,766,752

            (iii) 0

            (iv)  1,766,752

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       /s/ Arthur Amron
                                       -----------------------------------------
                                       Name: Arthur Amron
                                       Title: Senior Vice President


                                       Date: February 11, 1999

Charles Davidson

Item 2.

      (a) Charles Davidson

      (b) 411 West Putnam Avenue, Suite 125, Greenwich, CT 06830

      (c) United States of America

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   0

            (ii)  1,766,752

            (iii) 0

            (iv)  1,766,752

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       /s/ Charles Davidson
                                       -----------------------------------------
                                       Name: Charles Davidson


                                       Date:  February 11, 1999

Joseph Jacobs

Item 2.

      (a) Joseph Jacobs

      (b) 411 West Putnam Avenue, Suite 125, Greenwich, CT 06830

      (c) United States of America

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   0

            (ii)  1,766,752

            (iii) 0

            (iv)  1,766,752

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       /s/ Joseph Jacobs
                                       -----------------------------------------
                                       Name: Joseph Jacobs


                                       Date: February 11, 1999

Jeffrey Horing

Item 2.

      (a) Jeffrey Horing

      (b) 122 East 42nd Street, New York, NY 10168

      (c) United States of America

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,7831

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   0

            (ii)  3,557,783

            (iii) 0

            (iv)  3,557,783

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date: February 11, 1999


                                       /s/ Jeffrey Horing
                                       -----------------------------------------
                                       Signature: Jeffrey Horing

Ramanan Raghavendran

Item 2.

      (a) Ramanan Raghavendran

      (b) 122 East 42nd Street, New York, NY 10168

      (c) United States of America

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   0

            (ii)  581,977

            (iii) 0

            (iv)  581,977

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date: February 11, 1999


                                       /s/ Ramanan Raghavendran
                                       -----------------------------------------
                                       Signature: Ramanan Raghavendran

InSight Venture Associates II, LLC

Item 2.

      (a) InSight Venture Associates II, LLC

      (b) 122 East 42nd Street, New York, NY 10168

      (c) Delaware

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   0

            (ii)  581,977

            (iii) 0

            (iv)  581,977

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing is a managing member of InSight Venture Associates LLC, and as such he may be deemed to be the beneficial owner of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran is a managing member of Insight Venture Associates II, LLC and as such he may be deemed to be the beneficial owner of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: February 11, 1999


                                       /s/ Ramanan Raghavendran
                                       -----------------------------------------
                                       Name: Ramanan Raghavendran
                                       Title: Managing Member

Jerry Murdoch

Item 2.

      (a) Jerry Murdoch

      (b) 122 East 42nd Street, New York, NY 10168

      (c) United States of America

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   0

            (ii)  3,557,783

            (iii) 0

            (iv)  3,557,783

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date: February 11, 1999


                                       /s/ Jerry Murdoch
                                       -----------------------------------------
                                       Signature: Jerry Murdoch

Peter Sobiloff

Item 2.

      (a) Peter Sobiloff

      (b) 122 East 42nd Street, New York, NY 10168

      (c) United States of America

      (d) Common Stock

      (e) 300867

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) 3,557,783(1)

      (b) 36.58%

      (c) Number of shares as to which such person has:

            (i)   0

            (ii)  581,977

            (iii) 0

            (iv)  581,977

(1) Includes 1,209,054 shares held by InSight Venture Partners, L.P., 520, 779 held by InSight Capital Partners II, L.P. and 61,198 shares held by InSight Capital Partners (Cayman) II, L.P. Also includes 1,766,752 shares held by Wexford InSight LLC. Pursuant to a consulting Agreement dated as of June 1, 1996 between InSight Venture Management Inc. and Wexford InSight LLC, InSight Venture Partners I, L.P. may vote all of the shares held by Wexford InSight LLC for certain matters until six months after the completion of the initial public offering. As a result, InSight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC. In addition, Jeffrey Horing and Jerry Murdoch are managing members of InSight Venture Associates LLC and InSight Venture Associates II, LLC, and as such may be deemed to be the beneficial owners of all the shares held by InSight Venture Partners I, L.P., InSight Capital Partners II, L.P., InSight Capital Partners (Cayman) II, L.P. and Wexford InSight LLC. Ramanan Raghavendran and Peter Sobiloff are managing members of Insight Venture Associates II, LLC and as such may be deemed to be the beneficial owners of all the shares held by InSight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. Joseph Jacobs and Charles Davidson are the managing members of Wexford Management LLC, and as such may be deemed to be the beneficial owners of all the shares held by Wexford InSight LLC.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date: February 11, 1999


                                       /s/ Peter Sobiloff
                                       -----------------------------------------
                                       Signature: Peter Sobiloff